EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and Among

GIRBAU NORTH AMERICA, INC.,

GIRBAU S.A.,
on the one hand,

and

EVI INDUSTRIES, INC.,
on the other hand

Dated as of February 28, 2025

i

Exhibits

Exhibit A – Master Distribution Agreement – Commercial

Exhibit B – Industrial Distribution Agreement

Exhibit C – Escrow Agreement

Exhibit D – Facility Lease

Exhibit E – Sublease Agreement

Exhibit F – Noncompetition Agreement

Exhibit G – License Agreement

Exhibit H – Example Calculation of Closing Working Capital

Exhibit I – Estimated Closing Date Statement

Exhibit J – Final Closing Date Statement

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 28, 2025 (this “Agreement”), by and among Girbau North America Inc., a Wisconsin corporation (the “Company”), and Girbau S.A., a Spanish Sociedad Anonima (“Seller”), on the one hand, and EVI Industries, Inc., a Delaware corporation (“Buyer”), on the other hand.

RECITALS

A.       Seller owns all of the issued and outstanding shares (the “Shares”) of common stock, without par value (the “Common Stock”), of the Company. In turn, the Company owns all of the issued and outstanding shares of common stock of its Subsidiaries.

B.       The Company and its Subsidiaries (a) sell, distribute, broker, rent, lease, finance and supply new, used and rebuilt equipment, parts, accessories and supplies and provides installation, maintenance, service and repairs with respect to commercial, industrial, and vended laundry and dry-cleaning equipment, rail and conveyor equipment, steam and hot water boilers and heaters, and water reuse and recycling systems, (b) design and plan commercial, industrial and vended laundry, dry-cleaning, rail, boiler and water systems, (c) construct, build, and install turnkey industrial, commercial and vended laundries, dry-cleaning plants and facilities, (d) engage in the sale of equipment and parts through e-commerce, and (d) engage in the laundry route business where they sell, rent, lease, fee-split, provide, and pay commissions to customers, owners, and users in the multi-family housing markets and other laundry markets for vended laundry equipment and related products (collectively the “Business”).

D.       Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares.

E.       Simultaneously with the Closing and as a condition and a significant inducement to Buyer’s willingness to enter into this Agreement and consummate the Transactions, Buyer and Seller will enter into the Master Distribution Agreement – Commercial and the Industrial Distribution Agreement on the terms and conditions described therein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1               Certain Defined Terms. For purposes of this Agreement:

“2023 Balance Sheet” has the meaning set forth in Section 4.6(b).

“2023 Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“2024 Audited Financial Statements” has the meaning set forth in Section 6.12.

“Accounts Receivable” means the accounts receivable of the Company as set forth on Section 1.1(a) of the Disclosure Schedules and as may be amended prior to Closing to reflect any changes to the accounts receivable of the Company in the ordinary course of Business.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Master Distribution Agreement – Commercial, the Industrial Distribution Agreement, the Escrow Agreement, the Facility Lease, the Sublease Agreement, the Noncompetition Agreement, the License Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the Transactions.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Business” has the meaning set forth in the Recitals.

“Business Combination” means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of a material portion of the assets of such Person except for the Carveout.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Miami, Florida are authorized or obligated to close.

“Buyer” has the meaning set forth in Preamble.

“Buyer Group” has the meaning set forth in Section 6.7(a).

”Buyer’s Knowledge” has the meaning set forth in Section 9.6.

“Buyer Stock” means shares of common stock, par value $0.025 per share, of Buyer.

“Cap” has the meaning set forth in Section 9.7.

“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Public Law Number 116-136, and any successor legislation.

“Carveout” means (i) the real estate asset located at 2500 State Road 44, Oshkosh, WI 54904 and (ii) the rights to the trademarks set forth in Section 6.14 of the Disclosure Schedules.

“Cash” means, as at a specified date, all cash, certificates of deposit, bank deposits, negotiable instruments, marketable securities and other cash equivalents of the Company and its Subsidiaries.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Closing Cash Payment” has the meaning set forth in Section 2.2(a).

“Closing Balance Sheet” has the meaning set forth in Section 4.6(a).

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Closing Date.

“Closing Transaction Expenses” means the Transaction Expenses of the Company, its Subsidiaries and Seller, without giving effect to the Closing.

“Closing Working Capital” means: (a) the Current Assets of the Company and its Subsidiaries, less (b) the Current Liabilities of the Company and its Subsidiaries, in each case, as of the Closing Date and calculated in accordance with GAAP and consistent with the Exhibit H hereof. For the avoidance of doubt, Closing Indebtedness and Closing Transaction Expenses shall be excluded from the calculation of Closing Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the Recitals.

“Company Data” shall mean all data and information related to Company or the Business that is stored within Seller’s Microsoft 365 tenant environment and/or the Salesforce environment and any other data or information provided to Seller by Company or Buyer in connection with this Agreement or generated by or on behalf of Company or Buyer after Closing that relates to the Company, Buyer, and/or the Business.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Current Assets” means accounts receivable, inventory (determined on a FIFO basis), prepaid expenses, current portion of notes receivable, and prepaid income taxes, but excluding (a) the portion of any prepaid expense of which the Company or any of its Subsidiaries will not receive the benefit following the Closing; (b) deferred tax assets (if any); (c) accounts receivables that are not collected within 90 days after the Closing Date; (d)(i)(1) twenty five percent (25%) of the book value (as set forth on the Closing Balance Sheet) of equipment inventory of the Company and its Subsidiaries at Closing that is over one (1) year old and equal to or less than two (2) years old, (2) thirty five percent (35%) of the book value (as set forth on the Closing Balance Sheet) of equipment inventory of the Company and its Subsidiaries at Closing that is over (2) years old and equal or less than three (3) years old, and (3) fifty percent (50%) of the book value (as set forth on the Closing Balance Sheet) of equipment inventory of the Company and its Subsidiaries at Closing that is over three (3) years old, (ii) parts and supplies inventory of the Company and its Subsidiaries greater than three (3) years old (unless mutually agreed otherwise by Seller and Buyer), (iii) obsolete and/or damaged equipment and/or parts inventory of the Company and its Subsidiaries at Closing and (iv) used equipment and/or used parts of the Company and its Subsidiaries; and (e) receivables from any of the Company’s or any of its Subsidiaries’ Affiliates, managers, employees, officers or members and any of their respective Affiliates, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and calculated in a manner consistent with Exhibit H, Exhibit I and Exhibit J hereof.

“Current Liabilities” ” means current liabilities of the Company and its Subsidiaries, including accounts payable, current lease liability-operating, current portion of warranty reserve, other current liabilities, and Closing Transaction Expense (unless paid by Seller at or prior to Closing), but excluding items included in the calculation of Closing Indebtedness, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and calculated in a manner consistent with Exhibit H, Exhibit I and Exhibit J hereof.

“Customer Deposits” means customer deposits or prepayments of the Company and its Subsidiaries, including (i) prepayments made by customers in connection with confirmed and/or unfulfilled equipment sales orders, if any, (ii) prepayment made by customers in connection with confirmed and unfulfilled parts, accessory and/or supply orders, and (iii) any other form of customer prepayments for unfiled sales and/or service orders, in each case, as of the Closing Date calculated in accordance with the methods set forth in this Agreement as set forth on Exhibit H, Exhibit I and Exhibit J hereof.

“Data Room” means the “Project Yeti” virtual data room managed by Microsoft SharePoint Online.

“Data Room Documentation” means all information and documentation contained in the Data Room which information and documentation is set forth in Section 1.1(b) of the of the Disclosure Schedules.

“Decrease Amount” has the meaning set forth in Section 2.4(c)(i).

“Disclosed Information” means:

(a)       the Data Room Documentation; and

(b)       this Agreement and each other Ancillary Document.

“Direct Claim” has the meaning set forth in Section 9.4(c).

“Disputed Amounts” has the meaning set forth in Section 2.4(a)(ii).

“Dollars” or “$” means the lawful currency of the United States

“Effective Time” has the meaning set forth in Section 2.7(a).

“Employees” means those Persons employed by the Company and its Subsidiaries immediately prior to the Closing, including those on vacation, taking approved time off or on any other leave of absence or on a disability with the legal or contractual right to return to employment, as set forth in Section 4.12(c) of the of the Disclosure Schedules

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” or “Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Law” means any and all Laws relating to health and safety or the Environment. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”) and otherwise; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., as amended; the Solid Waste Disposal Act (“SWDA”), 92 U.S.C. §§ 6901 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§ 1401 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §§ 2601 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; and any and all comparable state or local Laws.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, and in either case any options, warrants, or any other interests convertible into or exchangeable or exercisable for the purchase of any Equity Securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated at the relevant time together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means Four Million Three Hundred Fifty-Five Thousand Dollars ($4,355,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Estimated Closing Cash Payment” has the meaning set forth in Section 2.2(b).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.2(b).

“Facility Lease” means the Facility Lease to be entered into by Girbau Industrial Inc. and the Company, substantially in the form attached hereto as Exhibit D.

“Final Closing Cash Payment” means the Closing Cash Payment, as finally determined in accordance with Section 2.4 hereof.

“Final Closing Date Statement” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“FIFO” means first-in first-out method of accounting defined as an inventory valuation method where a business assumes that the first goods purchased or produced are the first ones sold.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means perchloroethylene, petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law, in each case to the extent in excess of amounts or concentrations permitted by applicable Environmental Law.

“Immediate Family” means, with respect to any specified Person such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means as to any Person at any time (and without duplication): (a) monetary obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) monetary obligations of such Person to pay the deferred purchase price of property or services (other than accrued expenses and trade accounts payable of such Person arising in the ordinary course of business), including all seller notes, “earn-out” payments and other similar obligations, whether or not matured; (d) monetary capitalized lease obligations of such Person; (e) monetary obligations of such Person to guarantee another Person’s Indebtedness; (f) monetary obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (g) net payment obligations of such Person under any interest rate swap, currency exchange or other hedging Contract; (h) obligations of such Person relating to severance payments to directors, officers and employees, sale bonuses, retention payments and any other change-of-control or similar obligations, in each case, in existence as of the Closing Date and solely to the extent due and payable by such Person as a result of the consummation of the Transactions; and (i) all accrued interests, fees, premiums, penalties and other amounts due and owing in respect of any of the obligations described in the foregoing clauses assuming for purposes of determining the amount thereof that the applicable Indebtedness were to be repaid as of the Closing Date, “Indebtedness” shall not include (i) any liabilities to the extent they are taken into account in the calculation of Working Capital (as finally determined), (ii) long term warranty reserve, (iii) long-term facility lease liabilities, (iv) deferred compensation liability, (v) income taxes payable and (vi) deferred income tax liability; provided in each case, such liabilities are administered consist with past practices of the Company and its Subsidiaries.

“Increase Amount” has the meaning set forth in Section 2.4(c)(ii).

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Independent Accountant” has the meaning set forth in Section 2.4(c)(iii).

“Industrial Distribution Agreement” means the Industrial Distribution Agreement to be entered into by Buyer, Seller and the Company, substantially in the form attached hereto as Exhibit B

“Improvements” has the meaning set forth in Section 4.14(d).

“Insolvency Event” means with respect to Buyer, a voluntary case or proceeding has been commenced under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by Buyer to the entry of a decree, order, judgment or other similar document in respect of Buyer in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Buyer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Buyer in furtherance of any such action.

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (b) all copyrights in copyrightable works and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (c) all registered, reserved and unregistered domain names, uniform resource locators and keywords; (d) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (e) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (f) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (g) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (h) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (i) all right, title and interest (free and clear) in and to the Company’s website(s), including without limitation, the framework and infrastructure of such website(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (j) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.

“Interim Balance Sheet” has the meaning set forth in Section 4.6(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, equipment, supplies, parts and similar items of the Company or any of its Subsidiaries.

“IT Systems” has the meaning set forth in Section 6.17.

“Knowledge of the Company or Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any current officer or director of the Company after due inquiry.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“License Agreement” means the License Agreement to be entered into by Seller and the Company, substantially in the form attached hereto as Exhibit G.

“Licensed Intellectual Property” has the meaning set forth in Section 4.15(a).

“Lock-Up Period” has the meaning set forth in Section 6.19(a).

“Losses” has the meaning set forth in Section 9.2.

“Master Distribution Agreement – Commercial” means the Master Distribution Agreement – Commercial to be entered into by Buyer, Seller and the Company, substantially in the form attached hereto as Exhibit A.

“Material Adverse Effect” means (a) with respect to the Company and its Subsidiaries (considered as a whole), the assets of the Company and its Subsidiaries, or liabilities of the Company and its Subsidiaries (including contingent liabilities), (i) a change in (or effect on) the condition (financial or otherwise) properties, assets of the Company and its Subsidiaries or liabilities (including contingent liabilities), rights, obligations, system of internal controls, operations, operating results or business (including, without limitation, the Company’s and its Subsidiaries’ equipment sales pipeline and equipment sales backlog), which change (or effect) is materially adverse to the financial condition, properties, assets or liabilities, rights, obligations, system of internal controls, operations, operating results or business (including, without limitation, the Company’s and its Subsidiaries’ equipment sales pipeline and equipment sales backlog) of the Company and its Subsidiaries; or (ii) a material adverse effect on the ability of the Company, any of its Subsidiaries or Seller to consummate the Transactions, and (b) with respect to Buyer, a material adverse effect on its ability to consummate the Transactions; provided, however, that with respect to the Company and its Subsidiaries, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct the Business. References to the Company and its Subsidiaries shall be taken as a whole.

“Material Breach” has the meaning set forth in Section 10.1(c).

“Material Contract” means the Contracts listed on Section 4.18 of the of the Disclosure Schedules.

“Minimum Cash Amount” means cash in an amount equal to Customer Deposits.

“Minimum Working Capital” means Working Capital of at least Twenty-Four Million Dollars ($24,000,000).

“Non-Competition Agreement” means the non-competition agreements, substantially in the form attached as Exhibit F, to be executed by the individual listed Section 1.1(d) of the Disclosure Schedules.

“Non-Competition Restricted Period” has the meaning set forth in Section 6.8(a).

“Non-Solicitation Restriction Period” has the meaning set forth in Section 4.7(a).

“Notes Receivable” means amounts due under notes receivable, as illustrated in Exhibit H, Exhibit I and Exhibit J hereof.

“Owned Intellectual Property” has the meaning set forth in Section 4.15(b).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Organizational Documents” means, with respect to any Person which is not a natural person, the organizational documents of such Person, as amended to the date in question. The term Organizational Documents includes articles or certificates of incorporation, by-laws, agreements or certificates of limited or general partnership, agreements or certificates of limited liability companies or partnerships, joint venture agreements, and other similar documents pertaining to the governance and organization of the Person in question (including those pertaining to any trust).

“Permits” has the meaning set forth in Section 4.3(a)(iv).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority of any nature.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“PPACA” has the meaning set forth in Section 4.11(j).

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prohibited Persons” has the meaning set forth in Section 6.7(b).

“Purchase Price” has the meaning set forth in Section 2.4(a).

“Qualified Benefit Plan” has the meaning set forth in Section 4.11(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Leases” means all leases or subleases pursuant to which the Company or any of its Subsidiaries is a party and currently leases or subleases or otherwise occupies any Leased Real Property.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Real Property Laws” has the meaning set forth in Section 4.14(f).

“Real Property Permits” has the meaning set forth in Section 4.14(h).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.4(c)(ii).

“Review Period” has the meaning set forth in Section 2.4(c)(i).

“Salesforce Development Cost” means Five Hundred Eighty Thousand Dollars ($580,000).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by Buyer with the SEC pursuant to the Securities Laws

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any successor Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Shares” has the meaning set forth in Section 6.18(a).

“Shares” has the meaning set forth in the Recitals.

“Statement of Objections” has the meaning set forth in Section 2.4(c)(ii).

“Straddle Period” has the meaning set forth in Section 7.4.

“Sublease Agreement” means the Sublease Agreement to be entered into by Girbau Industrial Inc. and the Company, substantially in the form attached hereto as Exhibit E.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tail Policy” has the meaning set forth in Section 6.22.

“Tax” or “Taxes” means with respect to any Person all (i) federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross receipts, capital stock, sales, use, transfer, franchise, profits, windfall profits, environmental, license, registration, escheat, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated taxes, premiums and occupation taxes, customs, duties, or other taxes or charges of any kind whatsoever, whether or not disputed, including any interest, penalties, fines, or additions thereto and (ii) liabilities payable to any Person (a) pursuant to any tax indemnity, tax allocation or tax sharing or other similar agreement or arrangement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly or not, (b) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (c) as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, (d) by Contract, (e) pursuant to applicable law or (f) otherwise.

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Taxing Authority (including any schedule or attachment thereto), including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Threshold” has the meaning set forth in Section 9.6.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Seller, the Company, any of the Company’s Subsidiaries or any Person that Seller or the Company pays or reimburses or are otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller, the Company and the Company’s Subsidiaries) in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the Transactions, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transactions; (ii) the fees and expenses associated with the Tail Policy; (iii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the Transactions; (iv) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transactions; (v) one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement; and (vi) all brokers’, finders’ or similar fees in connection with the Transactions.

“Transfer” means, as a noun, any direct or indirect, voluntary or involuntary transfer, sale, pledge, encumbrance, assignment, hypothecation, gift, or other disposition and, as a verb, to voluntarily or involuntarily, directly or indirectly, transfer, sell, assign, pledge, encumber, hypothecate, give, or otherwise dispose of, any of Seller Shares. In addition, with respect to any Seller that is an entity, any Transfer by any equity holder of such entity of his, her or its equity interests in such entity, or the issuance of any additional equity interests in such entity, shall be deemed to be a Transfer for purposes of this Agreement.

“Transition Period” has the meaning set forth in Section 6.17.

“Uncollected Accounts Receivable” has the meaning set forth in Section 2.6

“Uncollectible Notes Receivable” has the meaning set forth in Section 2.7.

“Voting Period” has the meaning set forth in Section 6.18(a).

ARTICLE II
PURCHASE AND SALE

Section 2.1               Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall sell, assign and transfer to Buyer all of the Shares, free and clear of all Encumbrances (other than any transfer restrictions arising under Federal and applicable state securities Laws).

Section 2.2               Purchase Price.

(a)                The aggregate purchase price for the Shares shall be an amount equal to Forty-Three Million Five Hundred Fifty-Five Thousand Dollars ($43,550,000) (the “Purchase Price”). On the Closing Date, Buyer shall pay to Seller an amount equal to the following (the “Closing Cash Payment”):

(i)                 the Purchase Price;

(ii)               plus the amount, if any, by which the Closing Working Capital exceeds the Minimum Working Capital;

(iii)             plus the amount, if any, by which the Closing Cash exceeds the Minimum Cash Amount;

(iv)              minus the amount, if any, by which the Minimum Working Capital exceeds the Closing Working Capital;

(v)                minus, the amount, if any, by which the Minimum Cash Amount exceeds the Closing Cash;

(vi)              minus the amount of Closing Indebtedness;

(vii)            minus the amount of Closing Transaction Expenses (not otherwise accounted for in the calculation of the Working Capital); and

(viii)          minus the Salesforce Development Cost.

(b)                No later than seven (7) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement in accordance with GAAP and in the form attached hereto as Exhibit I (the “Estimated Closing Date Statement”) setting forth Seller’s good faith estimates of the Closing Cash (together with evidence thereof satisfactory to Buyer and Seller), the Closing Indebtedness, the Closing Transaction Expenses, the Closing Working Capital, and the calculation of the estimated Closing Cash Payment, as determined in accordance with Section 2.2(a) (the “Estimated Closing Cash Payment”). The Company and Seller shall permit Buyer and its Representatives to have access, prior to the Closing, to the books, personnel, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Estimated Closing Date Statement.

(c)                Payment of the Estimated Closing Cash Payment. At the Closing, Buyer shall pay the Estimated Closing Cash Payment as follows:

(i)                 Consideration. The Estimated Closing Cash Payment, less the Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date.

(ii)               Escrow Amount. An amount equal to the Escrow Amount by wire transfer of immediately available funds to an account of the Escrow Agent designated in writing by Escrow Agent to Buyer no later than three (3) Business Days prior to the Closing Date. The Escrow Amount will be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. Pursuant to the Escrow Agreement, on the date that is fifteen (15) months following the Closing Date, the Escrow Agent shall distribute, in immediately available funds to accounts designated by Seller, the then remaining balance of the Escrow Amount less the aggregate amount of any then-pending claims for indemnification by Buyer under ARTICLE IX.

(d)                Indebtedness. No later than seven (7) Business Days prior to the Closing Date, Seller shall deliver to Buyer, from each holder of Closing Indebtedness, a payoff letter, in form and substance satisfactory to Buyer, which shall state the amount required to discharge in full such Closing Indebtedness as of such estimated Closing Date plus a per diem amount for any days that the Closing Date occurs after such estimated Closing Date for the Transactions, and which shall specify wire instructions for the payment of such Closing Indebtedness.

(e)                Transaction Expenses. No later than seven (7) Business Days prior to the Closing Date, Seller shall deliver to Buyer, for each Person to be owed Closing Transaction Expenses on the mutually agreed estimated Closing Date, a payoff letter or invoice, in form and substance satisfactory to Buyer, which shall state the amount required to discharge in full the Closing Transaction Expenses to be owed to such Person on such mutually agreed estimated Closing Date, and which shall specify wire instructions for the payment of such Closing Transaction Expenses. The parties acknowledge and agree that the Closing Transaction Expenses are obligations of Seller and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Closing Transaction Expenses by Buyer on behalf of Seller, the Company and the Company’s Subsidiaries on the Closing Date is being made for convenience only.

Section 2.3               Adjustment of Closing Cash Payment.

(a)                Final Closing Date Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Date Statement”) setting forth its calculations of the (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Transaction Expenses, (D) Closing Working Capital, and (E) Final Closing Cash Payment. The Final Closing Date Statement will be prepared in accordance with GAAP and shall be in the form attached hereto as Exhibit J.

(b)                Examination and Review

(i)                 Examination. After receipt of the Final Closing Date Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Final Closing Date Statement. During the Review Period, Buyer shall grant Seller reasonable access to the books, records and work papers of the Company for the purpose of reviewing the Final Closing Date Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere in any material respect with the normal business operations of Buyer or the Company.

(ii)               Objection. On or prior to the last day of the Review Period, Seller may object to the Final Closing Date Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections“). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Date Statement and the calculations contained therein shall be deemed to have been accepted by Seller and shall be final and binding. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Date Statement and the calculations contained therein, in each case with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding and shall not be subject to judicial review.

(iii)             Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to one of PricewaterhouseCoopers, KPMG, and Deloitte & Touche (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Date Statement and the calculations contained therein. The Independent Accountant shall be a firm with no business ties to any of Seller, the Company, Buyer, or any of their respective Affiliates, within the past three (3) years, and shall be mutually agreed to and selected by Seller and Buyer. The parties hereto agree that all adjustments shall be made without regard to materiality and that the items set forth on the Final Closing Date Statement shall be determined in accordance with the definitions and provisions of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Date Statement and the Statement of Objections, respectively. Each of Buyer and Seller shall be afforded the opportunity to present to the Independent Accountant any materials related to the determination and to discuss the determination with the Independent Accountant; provided, however, that each such party will provide the other with copies of any materials provided to the Independent Accountant.

(iv)              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer, as determined by the Independent Accountant. For example, if Buyer claims that the Closing Working Capital is $1,000,000, Seller claims that the Closing Working Capital is $1,500,000, and the Independent Accountant determines that the Closing Working Capital is $1,200,000, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300,000 ÷ 500,000) to Seller and 40% (i.e., 200,000 ÷ 500,000) to Buyer.

(v)                Determination by Independent Accountant. The parties shall use their commercially reasonable efforts to cause the Independent Accountant to resolve the Disputed Amounts and make any adjustments to the Final Closing Date Statement and the calculations contained therein as soon as practicable, and in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement; provided, however, that any delay on the part of the Independent Accountant shall not invalidate any resolutions or other determinations of the Independent Accountant in this regard or deprive the Independent Accountant of jurisdiction to resolve the disputes submitted to it pursuant to this Section 2.3. The Independent Accountant’s adjustments to the Final Closing Date Statement and the calculations contained therein shall be conclusive and binding upon the parties hereto and shall not be subject to judicial review absent manifest error.

(c)                Adjustment Payment. Within five (5) Business Days after the Final Closing Cash Payment becomes final and binding upon the Parties (whether as a result of Seller’s failure to object to the Final Closing Date Statement within the thirty (30) day period provided above, by mutual agreement of Seller and Buyer or by determination of the Independent Accountant), Seller shall pay to Buyer, or Buyer shall pay to Seller (if and as applicable), as follows:

(i)                 If the Final Closing Cash Payment is less than the Estimated Closing Cash Payment (the amount by which the Final Closing Cash Payment is less than the Estimated Closing Cash Payment will be referred to herein as the “Decrease Amount”), then, within five (5) Business Days of the final determination of the Final Closing Cash Payment pursuant to this Section 2.3, Seller shall pay to Buyer an amount of cash equal to the Decrease Amount by wire transfer in immediately available funds to the account designated in writing by Buyer to Seller for such purpose.

(ii)               If the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment (the amount by which the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment will be referred to herein as the “Increase Amount”), then, within five (5) Business Days of the final determination of the Final Closing Cash Payment pursuant to this Section 2.3, Buyer shall pay to Seller an amount of cash equal to the Increase Amount by wire transfer in immediately available funds to the accounts designated in writing by Seller to Buyer for such purpose.

Section 2.4               Account Receivable. From the Closing Date through thirty (30) days after the Closing Date or with respect to the portion of the Accounts Receivable relating to retentions, thirty (30) days after the date such are required to be paid in accordance with the terms of the applicable contract or purchase order (as applicable), Buyer shall use its commercially reasonable efforts to collect the Accounts Receivable. Any partial receipts of Accounts Receivable shall be first applied against the oldest outstanding Accounts Receivable of such account debtor. In the event that Buyer is unable to collect any part of the Accounts Receivable (the “Uncollected Accounts Receivable”) upon the conclusion of such thirty (30) day anniversary or such thirty (30) day period, as the case may be, then, at the discretion of Buyer, (1) the Working Capital shall be decreased by such amount of Uncollected Accounts Receivable in determining the Post Closing Working Capital pursuant to Section 2.3(a), (2) the Uncollected Accounts Receivable may be handled in a manner mutually acceptable to Seller and Buyer, or (3)(i) Buyer shall assign the Uncollected Accounts Receivable to Seller on behalf of Seller who shall be entitled to collect the Uncollected Accounts Receivable for its sole benefit, and (ii) payment by Seller for such Uncollected Accounts Receivable shall be made by Seller to Buyer (at the sole election of Buyer) by wire transfer in immediately available funds or offset of such amount against the Escrow Amount. Seller shall have the right to pursue the collection of the Uncollected Accounts Receivable prior to the expiration of the applicable statute of limitation for collection of such funds. Seller’s collection of such accounts receivable shall be consistent with the past practices of the applicable Company, which include, among other things, commercially reasonable efforts not to injure any customer relationships of the Company or of the Business as it relates to Buyer after the Closing.

Section 2.5               Collection of Notes Receivable. From the Closing Date through the fifteen (15) month anniversary of the Closing Date, Buyer shall use its commercially reasonable efforts to collect the Notes Receivable as and when amounts become due and payable thereunder. In the event Buyer is unable to collect any part of the Notes Receivable as and when amounts become due and payable thereunder (the “Uncollectible Notes Receivable”), then, at the discretion of Buyer, (1) the Working Capital shall be decreased by such amount of Uncollected Notes Receivable in determining the Post Closing Working Capital pursuant to Section 2.3(a), (2) the Uncollected Notes Receivable may be handled in a manner mutually acceptable to Seller and Buyer, or (3)(i) Buyer shall assign the Uncollected Notes Receivable to Seller who shall be entitled to collect the Uncollected Notes Receivable for its sole benefit, and (ii) payment by Seller for such Uncollected Notes Receivable shall be made by Seller to Buyer (at the sole election of Buyer) by wire transfer in immediately available funds or offset of such amount against the Escrow Amount.

Section 2.6               Closing.

(a)                The closing of the Transactions (the “Closing”) shall take place remotely by wiring of funds and exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m., eastern time, on the (i) the third (3rd) Business Day after the satisfaction or waiver, in writing, of all conditions to Closing set forth in this Agreement, or (ii) such other date as Buyer and Seller mutually agreed upon in writing. The day on which the Closing takes place is referred to as (the “Closing Date”) For accounting purposes, the Closing will be deemed to have occurred at 11:59 p.m., eastern time, on the Closing Date (the “Effective Time”).

(b)                At the Closing, Seller and the Company shall:

(i)                 deliver or cause to be delivered to Buyer certificates representing the Shares, free and clear of any Encumbrances, duly endorsed in blank and accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii)               deliver or cause to be delivered to Buyer the following documents:

(A)              a counterpart signature to this Agreement and the Ancillary Agreements, duly executed by the Company, Seller or other counterparty which are parties thereto;

(B)              a duly executed certificate of the President of the Company and the President of Seller, dated the Closing Date that each of the conditions set forth in Section 8.3(a) have been satisfied;

(C)              a duly executed certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company as to (A) the Organizational Documents of the Company and its Subsidiaries, (B) resolutions of the board of directors and the sole shareholder of the Company, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the documents to be delivered hereunder;

(D)              A good standing certificate (or equivalent) of the Company and each of its Subsidiaries issued by the appropriate official of the jurisdiction of organization and each jurisdiction in which the Company or the Subsidiaries, as applicable, are required to be qualified or registered to do business.

(E)               All consents, authorizations, orders and approvals from all third parties referred to on Section 2.6(b)(ii)(E) of the Disclosure Schedules in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked;

(F)               Payoff letters issued by each holder (if any) of any Indebtedness that is outstanding on the Closing Date setting forth (i) the amount required to repay in full all such Indebtedness owed to such holder on the Closing Date, (ii) the wire transfer instructions for the repayment of such Indebtedness to such holder and (iii) if applicable, a release of, or commitment to release, all Encumbrances granted by the Company to such holder or otherwise arising with respect to such Indebtedness effective upon repayment of such Indebtedness; provided that if no Indebtedness is outstanding on the Closing Date, no payoff letters are required to be delivered pursuant to this Section 2.6(b)(ii)(F);

(G)              Payoff letters (with wire instructions) issued by each Person (if any) owed Closing Transaction Expenses at Closing, setting forth (i) the amount required to repay in full all such Closing Transaction Expenses owed to such Person on the Closing Date, and (ii) the wire transfer instructions for the repayment of such Closing Transaction Expenses to such Person;

(H)              resignations of the directors and officers of the Company set forth in Section 2.6(b)(ii)(H) of the Disclosure Schedules to the extent requested in writing by Buyer at least five (5) Business Days prior to the Closing;

(I)                 evidence of the backlog of the Company as of the Closing Date, to be delivered one (1) Business Day prior to the Closing;

(J)                 budgeted installation costs for confirmed customer sales order contracts of the Company or any of its Subsidiaries, to be delivered one (1) Business Day prior to the Closing; and

(K)              all other documents reasonably requested by Buyer that are compulsory by Law to effect the intent of this Agreement and consummate the Transactions.

(c)                At the Closing (or as otherwise indicated), Buyer shall:

(i)                 deliver or cause to be delivered to the account designated by Seller at least three (3) Business Days prior to the Closing Date by Seller in a written notice to Buyer an amount equal to the Estimated Closing Cash Payment, by wire transfer of immediately available funds;

(ii)               deposit or cause to be deposited the Escrow Amount with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii)             deliver or cause to be delivered to Seller the following documents:

(A)              a counterpart signature to this Agreement and the Ancillary Agreements, duly executed by Buyer;

(B)              a duly executed certificate of the Chief Executive Officer of Buyer certificate, dated the Closing Date that each of the conditions set forth in Section 8.2(a) have been satisfied;

(C)              All consents, authorizations, orders and approvals from all third parties referred to on Section 4.4 of the Disclosure Schedules, and no such consent, authorization, order and approval shall have been revoked; and

(D)              all other documents reasonably requested by Seller that are compulsory by Law to effect the intent of this Agreement and consummate the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows:

Section 3.1               Authority.

(a)                Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement and each of the Ancillary Agreements to which Seller is a party, constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                Seller is the legal and beneficial owner of the Shares set forth on Section 3.1(b) of the Disclosure Schedules and has the right to sell and transfer the Shares to Buyer hereunder. The Shares were not issued or will not be issued in violation of any Contract to which Seller is or was a party or beneficiary or by which Seller or its properties or assets is or was subject. Upon delivery to Buyer of certificates for the Shares at the Closing and Buyer’s payment of the Purchase Price with respect to the Shares, Buyer shall acquire good, valid and marketable title to such Units, free and clear of any Encumbrance.

(c)                Seller is not a party to (i) any voting agreement, voting trust, registration rights agreement, shareholder agreement or other similar arrangement with respect to any Equity Securities of the Company, or (ii) any Contract obligating Seller to vote or dispose of any Equity Securities of the Company or which has the effect of restricting or limiting the transfer, voting or rights associated with the Shares.

(d)                There is no Action pending or, to the knowledge of Seller, threatened, against or affecting the Shares.

Section 3.2               No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the Transactions, do not and will not, directly or indirectly:

(i)                 conflict with or violate any Law or Permit applicable to Seller or, to the knowledge of Seller, the Company or by which any property or asset of Seller or, to the knowledge of Seller, the Company are bound or affected;

(ii)               conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Contract to which Seller is a party; or

(iii)             result in the creation of any Encumbrance upon any of the Shares.

(b)                None of Seller or the Company is required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for such filings as may be required by any applicable foreign, federal or state securities or “blue sky” Laws; and no consent, approval, notice of or to any Person under any Contract to which Seller is a party is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the Transactions.

Section 3.3               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company.

Section 3.4               Adequate Knowledge. Seller has consulted with, or had the opportunity to consult with, legal counsel in connection with the Transactions and has read and understands this Agreement and the Ancillary Agreements to which Seller is a party or by which Seller is bound and Seller’s obligations hereunder and thereunder including, without limitation, Seller’s indemnification obligations hereunder. Seller understands that such indemnification obligations could cause Seller to forfeit the portion of the Purchase Price to which Seller is otherwise entitled. Seller has had the opportunity to meet with Buyer and ask any questions of and receive answers from Buyer and obtain all information Seller believes necessary to evaluate the Transactions and has had adequate opportunity to ask questions of, and receive answers from, Buyer concerning the terms and conditions of this Agreement and the Ancillary Agreements to which Seller is a party or by which Seller is bound and the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANy

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto, the Company and Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

Section 4.1               Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin and has corporate power and authority to conduct its business as in which it is engaged, to own and use its properties and assets that it purports to own or use and perform its obligations. The Company is qualified to do business and in good standing in each jurisdiction listed on Section 4.1(a) of the Disclosure Schedules, which are all of the jurisdictions in which the nature of the Business or assets of the Company requires it to so qualify, except where the failure to so qualify or be in good standing, individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The names, titles and other positions of all of the officers and directors of the Company are listed on Section 4.1(a) of the Disclosure Schedules.

Section 4.2               Authority. The Company has corporate full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon the execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3               No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions, do not and will not:

(i)                 conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries;

(ii)               conflict with or violate any Law;

(iii)             except as set forth in Section 4.3 of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to, any supplier agreement, distributor agreement, note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries are a party or by which Company, its Subsidiaries or any of their properties, assets or rights are bound or affected; or

(iv)              invalidate or adversely affect any permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company or any of its Subsidiaries to own, lease and operate their properties and to carry on their business in all material respects as currently conducted (“Permits“).

(b)                The Company is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of the Company, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4               Capitalization. Section 4.4 of the Disclosure Schedules sets forth a complete and correct list of the authorized and issued Equity Interests of the Company and its Subsidiaries. The Shares are all of the issued and outstanding Equity Interests of the Company. The Shares have been duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of, and is not subject to, any preemptive rights or other similar rights of any Person. The Company has not issued or agreed to issue any: (a) capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. All of the aforesaid shares of capital stock or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued units or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

Section 4.5               Subsidiaries.

(a)                Except for Continental Girbau West, LLC (“CGW), Continental Girbau Finance, LLC (“CGF”) and Continental Girbau Express, LLC (“CGE”), the Company has no other Subsidiaries. Each of CGW, CGF and CGE is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. Each of CGW, CGF and CGE is qualified to do business and in good standing in each jurisdiction listed on Section 4.5(a) of the Disclosure Schedules, which are all of the jurisdictions in which the nature of the business or assets of each of CGW, CGF and CGE requires it to so qualify, except where the failure to so qualify or be in good standing, individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. All of the Equity Securities of each of CGW, CGF and CGE are owned by the Company free and clear of any Encumbrances. The copies of the Organizational Documents of each of CGW, CGF and CGE which have been delivered to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

(b)                Except as set forth on Section 4.5(b) of the Disclosure Schedules, the Company, CGW, CGF or CGE do not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person owns or holds the right to acquire any Equity Security in any other Person. All of the outstanding Equity Securities of CGW, CGF or CGE have been duly authorized, are validly issued, fully paid and non-assessable. CGW, CGF or CGE have not issued or agreed to issue any: (a) other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of CGW, CGF or CGE or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. All of the aforesaid Equity Interests of CGW, CGF and CGE or other equity or ownership interests have been offered, sold and delivered by each of CGW, CGF or CGE in compliance with all applicable federal and state securities laws. There are no outstanding obligations of any of CGW, CGF or CGE to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued units or other equity or ownership interests of CGW, CGF or CGE. No equity or ownership interests of CGW, CGF or CGE have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of any of CGW, CGF or CGE, as applicable or any Contract to which any of CGW, CGF or CGE is a party or by which any of CGW, CGF or CGE is bound.

Section 4.6               Financial Statements; No Undisclosed Liabilities; Projections(i).

(a)                Section 4.6 of the Disclosure Schedules contains copies of the Company’s and its Subsidiaries’ (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2022 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), (ii) the unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as of December 31, 2024 and the related consolidated statements of income and cash flow for the year then ended and (iii) the unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as at January 31, 2025 and the related consolidated statements of income and cash flow for the one (1) month period then ended (collectively (ii) and (iii), the “Interim Financial Statements”). No later than seven (7) Business Dats prior to the Closing Date, the Company shall deliver to Buyer a balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) (all of the documents identified under this Section 4.6(a) collectively, the “Financial Statements”).

(b)                The Financial Statements have been prepared in accordance with the GAAP on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 is referred to herein as the “2023 Balance Sheet” and the date thereof as the “2023 Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.

Section 4.7               Undisclosed Liabilities. Except as set forth on Section 4.7 of the Disclosure Schedules, none of the Company or any of its Subsidiaries have any obligations or liabilities which are material individually or in the aggregate (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when and by whom asserted) at or as of the Closing Date, except (i) liabilities reflected on the Interim Financial Statements and (ii) liabilities and obligations which have arisen after the Interim Financial Statement Date in the ordinary course of business and which are not material individually or in the aggregate.

Section 4.8               Absence of Certain Changes or Events. Except as set forth on Section 4.8 of the Disclosure Schedules, since the 2023 Balance Sheet Date.

(a)                the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been any Material Adverse Effect with respect to the Company and its Subsidiaries (considered as a whole) or any event or development that, individually or together with any or all other such events, could reasonably be expected to result in a Material Adverse Effect with respect to the Company and its Subsidiaries (considered as a whole);

(b)                there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company or any of its Subsidiaries used in, or held for use in, the operation of the Business (whether or not covered by insurance);

(c)                the Company and its Subsidiaries have not taken any action that would be prohibited by the terms of Section 6.2 hereof if proposed to be taken after the date of this Agreement.

(d)                the Company and its Subsidiaries have not (i) granted bonuses, whether monetary or otherwise, or increased wages, salary, bonus opportunities, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or its Subsidiaries or their spouses, dependents or beneficiaries other than as required by Law or as provided for in any existing written agreements as of the date hereof; (ii) changed terms of employment or service for any such person or (iii) taken any action to increase the amount of or accelerate the vesting, funding or payment of any compensation or benefits to any such Person;

(e)                the Company and its Subsidiaries have not adopted, modified or terminated any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, managers, members, independent contractors or consultants of the Company or its Subsidiaries or their spouses, dependents or beneficiaries, or (ii) other than as required by Law, Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof; and

(f)                 the Company and its Subsidiaries have not issued, sold or otherwise disposed of any of its shares of capital stock, units, members interests, or granted any options, warrants, or other rights to purchase or acquire (including upon conversion, exchange or exercise) any of its capital stock, units, membership interests, or granted any stock appreciation rights, phantom stock, profit participation or similar rights.

Section 4.9               Compliance with Law; Permits.

(a)                The Company and its Subsidiaries are and has been in compliance with all Laws applicable to it. None of the Company, any of its Subsidiaries, or any of their executive officers has received during the past six (6) years, nor, to the Knowledge of the Company, is there any basis for, any notice, Order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance with any Law applicable to them.

(b)                Section 4.9(b) of the Disclosure Schedules sets forth a true and complete list of all Permits of the Company and its Subsidiaries.

Section 4.10            Litigation. There is no Action pending or, the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers, directors, managers or members of the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such Action. There is no Action pending or, the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding Order, writ, judgment, injunction, decree, determination or award of, or pending or, the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their properties or assets, any of their officers, directors, managers or members or the Transactions.

Section 4.11            Employee Benefit Plans.

(a)                Section 4.11(a) of the Disclosure Schedules contains a correct and complete list of each benefit, retirement, employee stock ownership, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, group health, life insurance, deferred compensation, disability, welfare, fringe-benefit and other material benefit agreement, plan, policy and program, whether or not reduced to writing, funded or otherwise, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, for the benefit of any current or former director, officer, employee, manager, member or independent contractor of the Company or any spouse, dependent or beneficiary of any such Person, or under which the Company or any of its Subsidiaries have any liability, contingent or otherwise, including as the result of any ERISA Affiliate, by reason of partnership, guaranty or indemnity or with respect to any previously-terminated benefit agreement, plan, policy or program (as listed on Section 4.11(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)                Except as set forth in Section 4.11(b) of the Disclosure Schedules, each Benefit Plan and related trust has been established, maintained and administered in accordance with, and complies with, in all material respects, all applicable Laws (including ERISA, the Code and applicable local Laws) and has been administered consistent with its terms and all written representations made by officers and human resources personnel of the Company or any of its Subsidiaries to the current and former employees, directors, officers, consultants and independent contractors of the Company or any of its Subsidiaries and their spouses, dependents and beneficiaries. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a Volume Submitter Plan, can rely on an advisory letter from the Internal Revenue Service to the Volume Submitter Plan sponsor, to the effect that the current form of such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such determination or advisory letter from the Internal Revenue Service. Except as set forth in Section 4.11(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws, and all benefits, contributions and premiums required by but not yet due under the terms of each Benefit Plan or applicable Law are properly accrued on the Audited Financial Statements and Interim Financial Statements as required by GAAP or applicable Law. There are no outstanding defaults or violations by any party to any Benefit Plan. Neither the Company nor any other party has been in breach of any fiduciary obligation with respect to any Benefit Plan or the trusts or other funding media relating thereto. With respect to each Benefit Plan, no events have occurred or are reasonably expected to occur that have resulted in or would subject the Company or any of its Subsidiaries to a Tax under Sections 4971 or 4975 of the Code or Section 406 of ERISA or the assets of the Company or any of its Subsidiaries to a lien under Section 430(k) of the Code or Section 303(k) of ERISA.

(c)                No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a multiple employer plan within the meaning of Sections 4063 or 4064 of ERISA; or (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any such type of Benefit Plan. None of the Company or any of its Subsidiaries: (i) have withdrawn from, or previously terminated, any pension plan or multiemployer plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or such pension plan or multiemployer plan; or (ii) have engaged in any transaction which would give rise to a liability of the Company or Buyer or any of their Affiliates under Section 4069 or Section 4212(c) of ERISA.

(d)                Other than as required under Section 4980B of the Code or other applicable Law, with respect to which the recipient pays the full premium for such continuation coverage, no Benefit Plan provides benefits or coverage in the nature of health, life, disability or other welfare insurance or benefits following retirement or other termination of employment or service. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975, 4980B or 4980H of the Code.

(e)                Except as set forth in Section 4.11(e) of the Disclosure Schedules: (i) there is no pending or, to the Company’s Knowledge, threatened action relating to a Benefit Plan (other than for benefit claims in the ordinary course pursuant to the express terms of the applicable Benefit Plan); and (ii) no Benefit Plan is currently or has within the six (6) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or an application or filing under any correction or similar program of any Governmental Authority. None of the Company or any of its Subsidiaries have incurred, and no facts exist which reasonably could be expected to result in, any liability, tax, fee or penalty to the Company with respect to any Benefit Plan under any applicable Law including without limitation the Code or ERISA (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans).

(f)                 Except as set forth in Section 4.11(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any current or former director, manager, member, officer, employee or independent contractor of the Company or any of its Subsidiaries or any spouse, dependent or beneficiary of any such Person of any money or other property, except as a result of any plan termination of any Benefit Plan specifically provided for in this Agreement; (ii) accelerate the vesting or time of payment of or provide any additional rights or benefits (including an increase in or funding of compensation or benefits through a trust or otherwise) to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or any spouse, dependent or beneficiary of any such Person, except as a result of any plan termination of any Benefit Plan specifically provided for in this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement and/or the consummation of the transactions that are the subject of this Agreement (either alone or in connection with any concurrent or subsequent event). Neither the execution of this Agreement nor the consummation of the Transactions (either alone or in connection with any concurrent or subsequent event) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)                Each Person who is classified by the Company or any of its Subsidiaries as an employee or independent contractor has been properly classified as such for all purposes, including for Taxes and for purposes of participation in and accrual of benefits under any Benefit Plan. There exists no condition or set of circumstances that could subject the Company, any of its Subsidiaries or any Benefit Plan to any liability, tax, penalty or fee under ERISA, the Code or any applicable Law relating to the failure to properly classify any service provider of the Company or any of its Subsidiaries as an “employee” or “independent contractor” for any purpose whatsoever.

(h)                Each Benefit Plan that is subject to Section 409A of the Code has been maintained in form and operated in compliance with the operational and documentary requirements of Section 409A of the Code and has been administered in compliance with its terms. None of the Company or any of its Subsidiaries has any obligation to gross up, reimburse or otherwise indemnify any Person for any Taxes that might be incurred as the result of Sections 280G, 409A or 4999 of the Code.

(i)                 Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and not a Qualified Benefit Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as set forth in Schedule 3.15(j), no assets of the Company are allocated to or held by a “rabbi trust” or similar funding vehicle.

(j)                 All Benefit Plans that are group health plans have been operated and administered in compliance with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 and all applicable regulations and guidance thereunder. To the extent any Benefit Plan is intended to be grandfathered under the terms of PPACA, the Company has complied with the applicable provisions of PPACA, the Code, ERISA and applicable Laws in all material respects, and the Company has not taken, or failed to take, any action which would cause such Benefit Plan to lose such grandfathered status.

(k)                The Company has delivered to Buyer accurate and complete copies of all documents setting forth the terms of each Benefit Plan, including, if applicable, (i) any amendments thereto and all related trust documents; (ii) the three most recent annual reports thereto (Forms 5500 and all schedules and financial statements attached thereto); (iii) the most recent summary plan description together with any summaries of material modifications; (iv) all material contracts relating to each Benefit Plan, including administrative and service agreements and insurance contracts; (v) the most recent IRS determination letter or opinion letter issued with respect to any Qualified Benefit Plan, (vi) all material written materials provided to employees regarding benefits under any Benefit Plans that could result in liability to the Company or any of its Subsidiaries, (vii) all correspondence related to any audit, investigation, review or request for information from any Governmental Authority relating to any Benefit Plan in the prior five (5) years; and (viii) all coverage, discrimination and related testing with respect to each Benefit Plan within the last three years.

(l)                 The Company and its Subsidiaries have the right under the terms of each Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan) at any time exclusively and unilaterally by action of the Company or any of its Subsidiaries, and no additional expenses, costs, contributions or funding would be required to properly effect such termination.

(m)              None of the Company, any of its Subsidiaries or any of their directors, officers or executives has made any commitment (written or oral, binding or otherwise) to adopt or establish any new Benefit Plan or to modify or amend any Benefit Plan.

Section 4.12            Employment Matters.

(a)                Except as set forth in Section 4.12(a) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to or bound by (and for the prior two (2) years have not been a party to or bound by), any collective bargaining or other agreement with a labor organization representing any of its Employees. To the Knowledge of the Company, no union organizing campaign or activity is in progress with respect to any Employees and no question concerning representation exists respecting such Employees. Except as set forth in Section 4.12(a) of the Disclosure Schedules, during the prior two (2) years there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Subsidiaries.

(b)                Each of the Company and its Subsidiaries is now and for the prior four (4) years have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees of (or applicants for employment with) the Company or any of its Subsidiaries, including but not limited to Laws relating to labor relations, employment discrimination, harassment and retaliation, reasonable accommodations, immigration, wages and hours, safety and health, workers’ compensation and leaves of absence. Every U.S.-based employee of the Company and any of its Subsidiaries is authorized to work in the United States. Except as set forth in Section 4.12(b) of the Disclosure Schedules, there are no Action against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, immigration or any other employment related matter arising under applicable Laws.

(c)                Section 4.12(c) of the Disclosure Schedules contains a list of each Employee of the Company and its Subsidiaries, as well as such Employee’s (i) name, (ii) job title, (iii) location of employment, (iv) annual base compensation or regular hourly rate of pay, (v) commission structure or bonus opportunity, (vi) status as exempt or non-exempt under the Fair Labor Standards Act, (vii) status as full-time, part-time, and/or temporary, (viii) hire date, (ix) current or anticipated leave status (if applicable, and excluding any scheduled vacation or paid time off to be taken in the ordinary course of business), (x) total compensation paid for the prior calendar year, (xi) accrued and unused vacation or other paid time off, and (xii) a description of any other accrued and unpaid compensation. Except as set forth in Section 4.12(c) of the Disclosure Schedules, no offer of employment has been made by the Company that remains outstanding and has not yet been accepted, or which has been accepted but where the employment has not yet started. To the Knowledge of the Company, none of the Employees has indicated to the Company or any of its Subsidiaries that he or she intends to resign, retire or terminate his or her employment with the Company or any of its Subsidiaries. The Company or any of its Subsidiaries have the right to terminate the employment of each of their Employees at will and to terminate the engagement of any of their independent contractors without incurring any penalty or liability. None of the Company, its Subsidiaries or Seller has, directly or indirectly, solicited, enticed, persuaded, induced or caused any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or any of its Subsidiaries prior to or following the Closing.

(d)                The Company and its Subsidiaries have correctly classified each Employee as exempt or nonexempt under the Fair Labor Standards Act and similar state Laws. All independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Laws, including but not limited to Laws concerning Taxes and none of the Company or any of its Subsidiaries has received any notice from any Governmental Authority disputing such classification.

(e)                Except as set forth in Section 4.12(e) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses payable to current or former employees, independent contractors or consultants for services performed on or prior to the date hereof and the Closing Date, has been paid in full or is included in the Closing Working Capital as a current liability and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions or bonuses.

Section 4.13            Title to, Sufficiency and Condition of Assets.

(a)                The Company or its Subsidiaries have good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the Audited Financial Statements or acquired in the ordinary course of Business since the 2023 Balance Sheet Date, except those sold or otherwise disposed of for fair value since the date of the 2023 Balance Sheet Date in the ordinary course of business consistent with past practice. The assets owned or leased by the Company constitute all of the assets necessary for the Company or any of its Subsidiaries to carry on the Businesses, in all material respects, as currently conducted. None of the assets owned or leased by the Company is subject to any Encumbrance.

(b)                All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 4.14            Real Property.

(a)                Schedule 4.14(a) sets forth a list of all real property that is owned by the Company and its Subsidiaries (the “Owned Real Property”), setting forth the address and owner of each parcel of the Owned Real Property. There are no outstanding options, repurchase rights, rights of first offer, or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein. Either the Company or one of its Subsidiaries has good and marketable, indefeasible fee simple title to each parcel of the Owned Real Property set forth on Schedule 4.14(a), free and clear of all Encumbrances. Except as set forth on Schedule 4.14(a), none of the Company or any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)                Schedule 4.14(b) sets forth a list of: (i) all Real Property, except the Owned Real Property, that is leased, subleased, licensed or occupied by the Company and its Subsidiaries (the “Leased Real Property”). Seller has delivered to Buyer a true and complete copy of each such Real Property Lease document, and there are no oral or unwritten Real Property Leases. Except as set forth in Schedule 4.14(b), with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Closing of the Transactions does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease; (iv) none of the Company, its Subsidiaries or any other party to the Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (v) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) none of the Company or any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (vii) the other party to such Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in, Seller; (viii) none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Real Property Lease or any portion thereof.

(c)                The Owned Real Property identified in Schedule 4.14(a) together with the Leased Real Property identified in Schedule 4.14(b) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(d)                All buildings, machinery, structures, improvements, fixtures, building systems and equipment, and all components thereof, included or situated upon the Real Property regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of a Real Property Lease (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business as currently conducted. There are no structural deficiencies or, to the Company’s Knowledge, latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted. None of the Improvements encroach on any land which is not included in the Real Property or on any easement affecting such Real Property or violate any building lines or set-back lines, and there are no encroachments onto any of the Real Property or any portion thereof, which encroachment would interfere in any material respect with the use or occupancy of such Real Property or the continued operation of the Business. The Company and its Subsidiaries have expended all necessary maintenance expenses in the ordinary course of business of the Company and its Subsidiaries and have not deferred any such expenses to the period following the Closing. The Company or its Subsidiaries has good and marketable title to all Improvements owned by the Company or any of its Subsidiaries, as the case may be, free and clear of all Encumbrances, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Improvements or any portion thereof or interest therein.

(e)                There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened, affecting any Real Property or any portion thereof or interest therein.

(f)                 The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Regulations, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the Business thereon does not violate in any material respect any Real Property Laws. The Company has not received any notice of violation of any Real Property Law and, to the Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To the Company’s Knowledge, there is no pending change in any Real Property Law that will have a material adverse effect on the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business.

(g)                Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property or through an easement appurtenant to the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property or through an easement appurtenant to the Real Property.

(h)                All certificates of occupancy, licenses, approvals and authorizations of any Governmental Authority, board of fire underwriters, association or any other Person having jurisdiction over the Real Property and all other Permits that are required to use or occupy the Real Property or operate the Business as currently conducted (collectively, the “Real Property Permits”) have been issued and are in full force and effect. None of the Company or any of its Subsidiaries has received any notice from any Governmental Body or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no basis for the issuance of any such notice or the taking of any such action. To the extent applicable, the Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity, and none Buyer, the Company or any of the Company’s Subsidiaries shall be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(i)                 The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.

(j)                 None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(k)                Each parcel of Real Property is a separate lot for real estate tax and assessment purposes and no other real property is included in such tax parcel. There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any governmental authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof which are delinquent. There is no pending or, to the Company’s Knowledge, threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

Section 4.15            Intellectual Property.

(a)                Other than commercially available off-the-shelf software, Section 4.15(a) of the Disclosure Schedules sets forth all Intellectual Property that is licensed by the Company or any of its Subsidiaries and used in the conduct of the Business (the “Licensed Intellectual Property”) and the names of the licensors of such Licensed Intellectual Property. Except as set forth in Section 4.15(a) of the Disclosure Schedules, none the Company or any of its Subsidiaries has any obligation to compensate any Person for the license of any Licensed Intellectual Property. None of the Company or any of its Subsidiaries has not granted to any Person any license, option or other rights to use any of the Licensed Intellectual Property, whether or not requiring the payment of royalties. No license for any Licensed Intellectual Property will terminate by reason of the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions. The Company or its Subsidiaries have such rights to use the Licensed Intellectual Property, free and clear of all Encumbrances, as are necessary in connection with the conduct of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice.

(b)                Section 4.15(b) of the Disclosure Schedules sets forth (i) all material Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of the Business (the “Owned Intellectual Property”) and (ii) the Company’s and its Subsidiaries’ existing registrations, and applications for registration, for or with respect to any of the Owned Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to maintain their confidential information. To the Knowledge of the Company, the use by the Company or any of its Subsidiaries of their Owned Intellectual Property does not infringe upon or otherwise violate the rights of any other Person in or to such Owned Intellectual Property. None of the Company or any of its Subsidiaries has not granted to any Person any license, option or other rights to use any Owned Intellectual Property, whether or not requiring the payment of royalties.

Section 4.16            Taxes. Except as otherwise disclosed in Section 4.16 of the Disclosure Schedules:

(a)                All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been properly prepared and duly and timely filed (taking into account any valid extensions). All such Tax Returns are true, complete and correct in all respects. All Taxes due and owing (whether or not shown or required to be shown on any Tax Return) by the Company and its Subsidiaries have been fully and timely paid. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been resolved.

(b)                There are no Encumbrances for unpaid Taxes on any assets of any of the Company or any of its Subsidiaries (except for statutory liens for Taxes not yet due and payable). The Company and its Subsidiaries have withheld and paid all Taxes required by applicable Law to have been withheld in connection with amounts paid or owing to any Person and has complied with all information reporting and recordkeeping requirements with respect thereto. The unpaid Taxes of the Company or any of its Subsidiaries did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the Interim Financial Statement Date, none of the Company or any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c)                None of the Company or any of its Subsidiaries have been a party to or a partner in any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes. The Company does not own equity of any other entity other than its Subsidiaries. The Company’s Subsidiaries do not own equity of any other entity.

(d)                There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company or any of its Subsidiaries. No notice of deficiency, proposed assessment or adjustment with respect to any Tax or Tax Return of the Company has been received by the Company or any of its Subsidiaries. There are no Tax audits, claims, inquiries or other administrative proceedings, discussions or court proceedings presently pending or threatened with regard to any Tax or Tax Return against the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has agreed to any extension or waiver of the statute of limitation applicable to any Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                None of the Company or any of its Subsidiaries has delivered or made available to Buyer (A) complete and correct copies of all federal income Tax Returns relating to the Company or any of its Subsidiaries for the last three (3) years.

(f)                 None of the Company or any of its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement under which the Company could be liable for the Taxes of any other Person. None of the Company or any of its Subsidiaries have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any substantially similar provision of state, local or non-U.S. Tax Law), or as a transferee or successor, or by contract, or otherwise.

(g)                None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any Tax period or portion thereof ending after the Closing Date as a result of: (A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Tax period ending on or prior to the Closing Date; (B) an installment sale or open transaction occurring on or prior to the Closing Date; (C) deferred revenue or any prepaid amount received on or before the Closing Date; (D) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (E) any election under Section 108(i) of the Code.

(h)                None of the Company or any of its Subsidiaries is a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law).

(i)                 None of the Company or any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Except as set forth on Section 4.16(i) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the United States.

(j)                 None of the assets of the Company or any of its Subsidiaries is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest of which is exempt from Tax under Section 103(a) of the Code.

(k)                None of the Company or any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” under Section 355 (or any similar provision of applicable state, local or non-U.S. Law) in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) or similar Law) with any transaction contemplated by this Agreement.

(l)                 None of the Company or any of its Subsidiaries have “participated” in or has any filing obligation with respect to a “reportable transaction” within the meaning of Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) and all positions taken with respect to the Company that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code have been disclosed on the Tax Returns of the Company or any of its Subsidiaries.

(m)              None of the Company or any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding. There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Return or proceeding relating to any Tax.

(n)                None of the Company or any of its Subsidiaries is a foreign person within the meaning of Section 1445 of the Code.

(o)                The Company has had properly forgiven its Paycheck Protection Program Loan pursuant to Section 1106 of the Cares Act.

(p)                Neither the Company nor any of its Subsidiaries has claimed the employee retention credit under Section 2301 of the CARES Act. The funds the Company or its Subsidiaries received in respect of employee retention Tax credits under the CARES Act were validly and properly obtained, and the Company or its Subsidiaries satisfied all Laws to be entitled to such funds. The Company or its Subsidiaries has at all times complied with all applicable requirements relating to employee retention Tax credits under the CARES Act, including properly and timely filing all necessary forms. Neither the Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise has been advised that, it was or is not in compliance with the statutory, regulatory or other requirements of Law relating to employee retention Tax credits or that its right to such funds will be challenged or subject to any Proceeding, and the Company and its Subsidiaries have no reason to anticipate that any existing circumstances are likely to result in such proceeding.

Section 4.17            Environmental Matters.

(a)                Each of the Company and its Subsidiaries possess, and is in material compliance with, all Environmental Laws relating to protection of the environment, pollution control, product registration and Hazardous Materials, and each of the Company and its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder.

(b)                None of the Company or any of its Subsidiaries has entered into or agreed to enter into (and does not contemplate entering into) any consent decree or order, and none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(c)                None of the Company or any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five (5) years.

(d)                To the Knowledge of the Company, none of the Company or any of its Subsidiaries is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, its Subsidiaries, or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by the Company or any if its Subsidiaries of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

(e)                None of the Company or any of its Subsidiaries has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in material compliance with all Environmental Laws.

Section 4.18            Material Contracts. Section 4.18 of the Disclosure Schedules contains a true and complete list of each written or oral Contract involving the prospective payment to or by the Company or any of its Subsidiaries of at least One Hundred Seventy Five Thousand Dollars ($175,000) (true and complete copies, or, if none, reasonably complete and accurate written descriptions, of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Company prior to the execution of this Agreement) to which the Company or any of its Subsidiaries is a party or by which any asset of the Company or any of its Subsidiaries is bound and that relate to or otherwise affect the Company, any of its Subsidiaries or the Business. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the Company or any of its Subsidiaries as a party thereto and, to the Knowledge of the Company, the other party thereto. None of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party to any Material Contract, is in violation or breach of or default under any such Material Contract (or, with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract). None of the Company or any of its Subsidiaries have not received any notice (whether written or oral) from any other party to any Material Contract to the termination or non-renewal of such Material Contract, whether as a result of the consummation of the Transactions.

Section 4.19            Affiliate Transactions. Except as set forth in Section 4.19 of the Disclosure Schedules, and except for this Agreement, there are no Contracts by and between any of the Company or any of its Subsidiaries, on the one hand, and any Related Party of Seller, the Company or any of the Company’s Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Section 4.20            Insurance. Schedule 4.20 of the Disclosure Schedules sets forth a true and complete list of all liability, property, workers’ compensation, automobile, directors’ and officers’ liability and other insurance policies currently in effect that insure the Business or the operations or employees of the Company or any of its Subsidiaries , or affect or relate to the ownership, use or operation of any of the assets of the Company or any of its Subsidiaries (including the names and addresses of the insured party thereunder and the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the amounts of coverage and deductibles thereunder, a brief description of the interests insured thereby and a copy of a detail loss history report issued by the insurer with respect to the prior six year period). None of Seller, the Company or any of the Company’s Subsidiaries has received notice (whether written or oral) that any insurer under any policy referred to in this Section 4.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 4.21            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22            Suppliers. Section 4.22 of the Disclosure Schedules sets forth the names and dollar amounts of each of the ten (10) largest suppliers (based on expenditures) of the Company and its Subsidiaries, with respect to the Business for the twelve (12) month period ended January 31, 2025. None of Seller, the Company or any of their Company’s Subsidiaries have received any written notice, and does not otherwise have any Knowledge that any such supplier intends to cancel, modify or otherwise change its relationship with the Company or any of its Subsidiaries (as relates to the Business) or the Business in any material manner.

Section 4.23            Customers. Section 4.23 of the of the Disclosure Schedules sets forth the names and dollar amounts of each of the ten (10) largest customers (based on expenditures) of the Company and its Subsidiaries, with respect to the Business for the twelve (12) month period ended January 31, 2025. None of Seller, the Company or any of the Company’s Subsidiaries have received any written notice, and does not otherwise have any Knowledge that any such supplier intends to cancel, modify or otherwise change its relationship with the Company or any of its Subsidiaries (as relates to the Business) or the Business in any material manner.

Section 4.24            Accounts Receivable. The Accounts Receivable: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar laws, (iii) are not subject to any valid set-off or counterclaim, and (iv) to the Knowledge of the Company, the Company and its Subsidiaries have the right to collect such accounts receivable in the ordinary course of business consistent with past practices in the aggregate recorded amounts thereof.

Section 4.25            Prohibited Transactions. None of the Company, any of its Subsidiaries, Seller or any of their respective Representatives, or any Affiliate of or any Person associated with or acting for or on behalf of them in connection with the operation of the Business, has directly or indirectly, acting for or on behalf of the Company, any of the Company’s Subsidiaries or Seller:

(a)                made or attempted to make any contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (i) obtain favorable treatment for business or Contracts secured, (ii) pay for favorable treatment for business or Contracts secured, or (iii) obtain special concessions or for special concessions already obtained, in each of clauses (i), (ii) and (iii) in violation of any requirement of Laws applicable to the Business;

(b)                made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of the Company or any of its Subsidiaries; or

(c)                established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable Law or applicable written policy of the Company or any of its Subsidiaries and which the Company, any of its Subsidiaries or any of their officers, directors, managers or employees has willfully failed to record in the books and records of the Company and its Subsidiaries. To the extent required by applicable Law, the Company and its Subsidiaries have established and maintains a compliance program and reasonable internal controls and procedures with respect to the Business that, for all periods prior to the Closing Date, were appropriate to the requirements of anti-corruption and anti-bribery laws.

Section 4.26            Bank Accounts. Schedule 4.26 sets forth a true, correct and complete list of the name and address of (a) each bank or financial institution with which the Company or any of its Subsidiaries has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company or any of its Subsidiaries.

Section 4.27            Indebtedness. Schedule 4.27 sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company and its Subsidiaries.

Section 4.28            Accounts Payable. All accounts payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of Business and no account payable is delinquent by more than 30 days.

Section 4.29            Installation Costs. There is no excess of installation costs in any confirmed customer sales order contract executed prior to the Closing Date over the amount budgeted for such installation costs, which installation costs will be included in the budget delivered by Seller and the Company to Buyer pursuant to Section 2.6(b)(ii)(J).

Section 4.30            Disclosure. All material facts relating to the Company, any of its Subsidiaries and the Business of the Company have been disclosed to Buyer in or in connection with the representations or warranties contained in ARTICLES III and IV of this Agreement, and no statement contained in the Disclosure Schedules hereto or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto and the SEC Documents, Buyer hereby represents and warrants to the Company and Seller as follows:

Section 5.1               Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2               Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 5.3               No Conflict; Required Filings and Consents.

(a)                The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the Transactions, do not and will not:

(i)                 conflict with or violate the Organizational Documents of Buyer;

(ii)               conflict with or violate any Law applicable to Buyer; or

(iii)             except as set forth in Section 5.3(a) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Buyer to consummate, or prevent or materially delay, any of the Transactions or would reasonably be expected to do so.

(b)                Except as set forth in Section 5.3(b) of the Disclosure Schedules, Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the Transactions, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 5.4               SEC Documents. Buyer has filed all required SEC Documents required to be filed by it with the SEC since July 1, 2023. As of their respective dates, the SEC Documents (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC.

Section 5.5               Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 5.6               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.7               No knowledge of Claims. Buyer has no actual knowledge of any inaccuracy of the representations and warranties granted by th Seller under this Agreement and Buyer has no actual knowledge any other fact or circumstance which could entitle Buyer to serve a notice of claim for Indemnification pursuant to ARTICLE IX of this Agreement against Seller under this Agreement.

Section 5.8               Certainty of Funds. Buyer has and will continue to have at Closing access to funds sufficient to satisfy its obligations under this Agreement. Buyer acknowledges that its obligations under this Agreement are not conditioned upon the availability of financing.

ARTICLE VI
COVENANTS

Section 6.1               Conduct of Business . Except as expressly contemplated by this Agreement, or as Buyer may otherwise consent, at all times from the date of this Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof (the “Pre-Closing Period”), the Company and its Subsidiaries shall:

(a)                operate the Business in the usual, regular, and ordinary course consistent with past practice;

(b)                take all reasonable steps to preserve and protect the assets of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted;

(c)                comply with all requirements of Law, Permits, and material contractual obligations applicable to the operation of the Business;

(d)                use commercially reasonable efforts to preserve intact the Business, keep available the services of the Company’s and its Subsidiaries’ officers, employees, and agents and maintain the Company’s current relations and good will with suppliers, customers, licensors, landlords, creditors, employees, agents, and others having business relationships with the Company or any of its Subsidiaries, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e)                continue in full force and effect all insurance coverage pertaining to the Business or the Company’s and its Subsidiaries’ assets that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f)                 confer with Buyer prior to implementing business operational decisions that materially impact the Business, and report periodically to Buyer concerning the status of the business of the Company; and

(g)                maintain the books and records of the Company and its Subsidiaries in the ordinary course of business consistent with past practice.

Section 6.2               Restrictions on Business. Except as expressly contemplated by this Agreement or as Buyer may otherwise consent in writing, such consent not to be unreasonably withheld, at all times during the Pre-Closing Period, the Company and its Subsidiaries shall not:

(a)                amend any of their Organizational Documents;

(b)                authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock, or any other securities or other ownership interests of the Company or any of its Subsidiaries;

(c)                split, combine or reclassify any shares of capital stock, units, membership interests or other ownership interests, or declare, set aside or pay any dividend or other distribution to any member, or otherwise in respect of its shares of capital stock, units, membership interests or other ownership interests or redeem or otherwise acquire any of its securities or other ownership interests;

(d)                (A) incur or assume any Indebtedness, other than trade payables incurred in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice (but in any event not any Indebtedness to Seller or any of their Affiliates); (B) assume, guarantee, endorse (except for checks or other negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(e)                adopt, modify or terminate any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, independent contractors or consultants of the Company or any of its Subsidiaries, or (ii) other than as required by Law, any Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof;

(f)                 except in the ordinary course of business consistent with past practices of the Company and not in excess of One Hundred Thousand Dollars ($100,000) (individually or cumulative), acquire, sell, lease, transfer or dispose of any properties or assets of the Company or any of its Subsidiaries or enter into any other commitment or transaction that is material to the Company and its Subsidiaries (considered as a whole);

(g)                modify, other than in an immaterial manner, any policy or procedure with respect to the collection of receivables;

(h)                pay, discharge or satisfy before it is due any material claim or liability of the Company or any of its Subsidiaries or fail to pay any such item in a timely manner, in each case except in accordance with the Company’s or any of its Subsidiaries’ prior practices;

(i)                 cancel any debts or waive any claims or rights of material value;

(j)                 except to the extent required by Law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income Taxes;

(k)                take or suffer any action that would result in (A) the creation, or consent to the imposition, of any Lien on any of the properties or assets of the Company or any of its Subsidiaries or (B) the cancellation, termination, lapse or non-renewal of any insurance policy (unless such policy is replaced with comparable insurance);

(l)                 except in the ordinary course of business consistent with past practices of the Company or any of its Subsidiaries and not in excess of One Hundred Thousand Dollars ($100,000) (individually or cumulative), make or incur any expenditure, lease or commitment for additions to property or equipment or other tangible assets;

(m)              enter into any contract restricting in any material respect the operation of the Business;

(n)                make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return, any material Tax Return, or any claim for Tax refund, or extend or waive the limitation period applicable to any Tax claim or assessment, in each case to the extent that it would affect the assets or business of the Company or any of its Subsidiaries after the Closing;

(o)                (A) grant any bonuses, whether monetary or otherwise, or increase wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or its Subsidiaries or their spouses, dependents or beneficiaries except (1) in the ordinary course of business consistent with past practices of the Company and its Subsidiaries and so long as not in excess of One Hundred Thousand Dollars ($100,000) (individually or cumulative), (2) as required by Law or (3) as provided for in any existing written agreements as of the date hereof; (B) change the terms of employment or service for any such person; or (iii) take any action to increase the amount of or accelerate the vesting, funding or payment of any compensation or benefits to any such person;

(p)                grant any severance, change-in-control, or similar pay benefits (in cash or otherwise) to any current or former employee, officer, director, independent contractor or consultant of the Company or its Subsidiaries or their spouses, dependents, or beneficiaries;

(q)                establish, amend or terminate any Benefit Plan, except as required by applicable Law or as specifically provided in this Agreement;

(r)                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(s)                 except in the ordinary course of business consistent with past practice, take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the Business to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(t)                 commence any actions, suits, claims, investigations or other legal proceedings relating to the Company or any of its Subsidiaries other than (i) for the routine collection of amounts owed, or (ii) in such cases where the failure to commence litigation could have a Material Adverse Effect, provided that the Company and its Subsidiaries shall consult with Buyer prior to filing such litigation;

(u)                except in the ordinary course of business consistent with past practices of the Company and its Subsidiaries and so long as not in excess of One Hundred Thousand Dollars ($100,000) (individually or cumulative), enter into any Contract of any kind with any third party, which contract continues after the Closing Date and cannot be terminated by the Company or any of its Subsidiaries on not more than 30 days’ notice without any liability on the part of the Company or any of its Subsidiaries;

(v)                except in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any contract or any Permit;

(w)              except in the ordinary course of Business consistent with past practice, exercise any right or option under or extend or renew any contract;

(x)                enter into or engage in any transaction with the officer, directors, or employee of the Company or any of its Subsidiaries, any of any of their family members or any Affiliate thereof

(y)                except in the ordinary course of business consistent with past practices of the Company and so long as not in excess of One Hundred Thousand Dollars ($100,000) (individually or cumulative), sell, lease, license, transfer, or otherwise dispose of any assets of the Company or any of its Subsidiaries;

(z)                except in the ordinary course of business consistent with past practices of the Company, sell any Inventory of the Company or any of its Subsidiaries; or

(aa)             enter into any contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

Section 6.3               Access to Information and Nondisclosure. During the Pre-Closing Period, during normal business hours, the Company and its Subsidiaries shall, upon reasonable advanced notice, afford to Buyer and its Representatives (which shall include Buyer’s Affiliates and Representatives), reasonable access to the offices, properties, books, contracts, commitments, records, vendor information, and customer information of Company or any of its Subsidiaries, insofar as the same relate to the Business and does not unreasonably interfere with the conduct of Business, and shall make available to such persons such information (including financial and operating data) concerning the Company or any of its Subsidiaries as they reasonably may request. Requests for such information shall be discreetly coordinated with Company’s designated Representatives, and Company and its Subsidiaries shall use their commercially reasonable efforts to assist Buyer and its Representatives in their examination; the Company and its Subsidiaries shall not be obligated to respond to any requests herein that are disruptive in any material respect to the Business (for the avoidance of any doubt, requests included on the due diligence checklist provided to the Company prior to the execution of this Agreement shall not be considered disruptive). The Parties acknowledge that Company and Buyer have entered into a Mutual Nondisclosure Agreement, dated July 24, 2024 (the “Nondisclosure Agreement”), the terms of which are hereby incorporated by this reference, and Buyer confirms that Buyer will comply with their respective obligations thereunder and Buyer shall cause its Representatives to comply with such obligations as if such Representatives were a party to such Nondisclosure Agreement.

Section 6.4               Regulatory and Other Approvals. Each of Buyer, Seller and the Company shall take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to: (i) obtain all consents and approvals of, make all filings with and give all notices to each Governmental Authority or any other Person that are required to be obtained, made or given by Buyer, Seller or the Company under Section 4.3 and Section 5.3 of the Disclosure Schedules in order to consummate the Transactions, and (ii) satisfy each other condition to the obligations of the Parties contained in this Agreement.

Section 6.5               No Shop. During the Pre-Closing Period, Seller and the Company shall not, and Company shall not permit any of their respective directors, officers, brokers, employees or Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, the Company or any such Affiliate) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, participate, negotiate, encourage (including, without limitation, by way of furnishing non-public information) or accept any offer or inquiry from any Person (a) to engage in any Business Combination with the Company or any of their Subsidiaries, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or to engage in any discussions or negotiations with respect to, or otherwise attempt to consummate, any Business Combination with the Company or any of their Subsidiaries, or (c) to furnish or cause to be furnished any information with respect to the Company to any Person (other than as contemplated by Section 6.3) which Seller, the Company or any such Affiliate knows or has reason to believe is in the process of considering any Business Combination with regard to the Company. Seller and the Company shall immediately terminate (in writing, with a copy to Buyer) any and all discussions or negotiations of any type described in the first sentence of this Section 6.5. If, during the Pre-Closing Period, Seller or the Company receives or becomes aware that any of Seller, the Company or any Affiliate thereof (or any such Person acting for or on their behalf) has received from any Person (other than Buyer) any offer, inquiry or informational request referred to in the first sentence of this Section 6.5, the Company shall promptly advise such Person, by written notice, of the terms of this Section 6.5 and shall promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer. The restrictions on the activities provided in this Section 6.5 shall terminate upon any termination of this Agreement.

Section 6.6               Non-Solicitation.

(a)                Seller shall not, during the period beginning on the Closing Date and ending on (i) the two (2) year anniversary of the termination of the Master Distribution Agreement – Commercial if such termination takes place prior to the seven (7) year anniversary of the Closing Date, or (ii) the one (1) year anniversary of the termination of the Master Distribution Agreement – Commercial, if such termination takes place following the seven (7) year anniversary of the Closing Date (the “Non-Solicitation Restriction Period”), directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of Buyer, or any of the direct or indirect Subsidiaries or Affiliates of Buyer, including, without limitation, the Company (collectively, the “Buyer Group”), to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other Person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

(b)                Seller Shall not, during the Non-Solicitation Restriction Period, directly or indirectly, solicit, entice, persuade, induce, or cause, or attempt to solicit, entice, persuade, induce, or cause:

(i)                 any Person who was or is a customer of the Company or any of their Affiliates at any time during the twenty-four (24) period prior to the date of this Agreement or was or is a customer of any of Buyer Group at any time during the Non-Solicitation Restriction Period; or

(ii)               any lessee, equipment vendor or lessee, operator, vendor or supplier to, or any other Person who had or has a business relationship of any kind with, any of the Company or any of their Affiliates at any time during the twenty-four (24) month period prior to the date of this Agreement or had or has a business relationship of any kind with any of Buyer Group at any time during the Non-Solicitation Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the services, activities or goods that are the same as or substantially similar to or competitive with the Business as presently conducted and that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or any of their Affiliates or any of Buyer Group, as applicable, or to reduce or terminate such Prohibited Person’s business relationship with Buyer Group; and Seller shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person; provided however that a public general advertisement in the ordinary course of Seller’s business not directed at, or targeted to, any Prohibited Person shall not be a breach of this Section 6.6(b).

(c)                For purposes of this Section 6.6, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twenty-four (24) months preceding any solicitation in question.

(d)                Seller acknowledges that the provisions of this Section 6.6 and the period of time, geographic area and scope and type of restrictions on Seller’s activities set forth herein are reasonable and necessary for the protection of Buyer, which is paying substantial monies and other benefits to Seller, and are an essential inducement to Buyer’s entering into and performing this Agreement and the Ancillary Agreements to which Buyer is party. If any covenant contained in this Section 6.6 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 6.6 shall be enforceable to the maximum extent permitted by applicable Law.

(e)                Seller acknowledges that any breach or threatened breach of the covenants contained in this Section 6.6 will likely cause Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

(f)                 Notwithstanding anything contained herein to the contrary, (i) Seller may, directly or indirectly, continue to have a business relationship with, or initiate new business relationships with, lessees, operators, vendors or suppliers of the Company solely with respect to Seller’s industrial laundry products and services; (ii) the Non-Solicitation Restriction Period shall terminate on the date of the termination of the Master Distribution Agreement – Commercial (a) if as of the date of such termination an Insolvency Event has occurred, or (b) if, after complying with the dispute resolution procedures set forth in Section 10 (or successor section) of the Master Distribution Agreement – Commercial, the Master Distribution Agreement – Commercial is terminated as a result of the Company’s breach of its obligations of the Master Distribution Agreement – Commercial; and (iii) with respect to employees of the Company that have been dismissed by the Company with or without cause following the Closing Date, the Non-Solicitation Restriction Period shall terminate with respect to such employees on the one (1) year anniversary of such dismissal.

(g)                The provisions of Section 6.6(a) shall also be applicable to Buyer and its Affiliates with the respect to employees Seller and its Affiliates and the obligations arising from Section 6.6(a) with respect to employees shall be deemed bilateral for both Parties; provided however, with respect to employees of Seller or its Affiliates that have been dismissed by Seller or its Affiliates with or without cause following the Closing Date, the Non-Solicitation Restriction Period shall terminate with respect to such employees on the one (1) year anniversary of such dismissal.

Section 6.7               Non-Competition.

(a)                Seller shall not, during the period beginning on the Closing Date and ending on (i) the two (2) year anniversary of the termination of the Master Distribution Agreement – Commercial if such termination takes place prior to the seven (7) year anniversary of the Closing Date, or (ii) the one (1) year anniversary of the termination of the Master Distribution Agreement – Commercial, if such termination takes place following the seven (7) year anniversary of the Closing Date (the “Non-Competition Restricted Period”), anywhere within the geographic area specified on Schedule 1(a) of the Master Distribution Agreement – Commercial, directly or indirectly, whether alone or as an owner, shareholder, partner, member, manager, investor, lender, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of Buyer or the Company as presently conducted (including, without limitation, any commercial laundry, coin operated laundry, or dry cleaning store but expressly excluding Seller’s industrial laundry products and services). Notwithstanding the foregoing, the Non-Competition Restriction Period shall terminate on the date of termination of the Master Distribution Agreement – Commercial (a) if as of the date of such termination an Insolvency Event has occurred, or (b), if, after complying with the dispute resolution procedures set forth in Section 10 (or successor section) of the Master Distribution Agreement – Commercial, the Master Distribution Agreement – Commercial is terminated as a result of the Company’s breach of its obligations of the Master Distribution Agreement – Commercial.

(b)                Seller acknowledges that the provisions of this Section 6.7 and the period of time, geographic area and scope and type of restrictions on Seller’s and the Company’s activities set forth herein, are reasonable and necessary for the protection of Buyer, which is paying substantial monies and other benefits to Seller and the Company and are an essential inducement to Buyer’s entering into and performing this Agreement and the Ancillary Agreements to which Buyer is party. If any covenant contained in this Section 6.7 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section 6.10 shall be enforceable to the maximum extent permitted by applicable Law.

(c)                Seller acknowledges that any breach or threatened breach of the covenants contained in this Section 6.7 will likely cause Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

Section 6.8               Confidentiality.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.9               Encumbrances. At the Closing, Seller, the Company and the Company’s Subsidiaries shall cause any Encumbrances on the assets of the Company or any of its Subsidiaries or contracts to which the Company or any of its Subsidiaries is a party and the assets of the Company and its Subsidiaries to be released.

Section 6.10            Business Relationships. Until the Closing, the Company and its Subsidiaries shall cooperate with the reasonable requests of Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer, the Company and the Company’s Subsidiaries those business relationships of the Business existing prior to the Closing, including relationships with customers, suppliers and others. Notwithstanding the foregoing, after the Closing, Seller shall not assume any risk deriving from any actions or omissions of Buyer, the Company and/or their respective Subsidiaries with respect to such Business relationships

Section 6.11            Public Announcements. Seller and Buyer shall consult with each other before issuing and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 6.12            2024 Audited Financial Statements. On or prior to the Closing, Seller and the Company will prepare, or cause to be prepared, at its expense audited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “2024 Audited Financial Statements”), and such 2024 Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the period involved and will fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date they were prepared and the results of the operations of the Company and its Subsidiaries for the period indicated.

Section 6.13            Employees. From the date here and ending on the Closing Date, none of the Company, the Company’s Subsidiaries or Seller shall, directly or indirectly, solicit, entice, persuade, induce or cause any employee of the Company to terminate his or her employment with the Company prior to or following; provided that the Parties agree that David McAllister, a current employee of the Company, will become an employee of Seller or an Affiliate of Seller and will continue to render services to the Company under a services agreement on a part-time basis.

Section 6.14            Excluded Assets. On or before the Closing Date, the Company and Seller shall transfer the following assets to a separate entity and will be excluded from the Transactions: (i) the real estate asset located at 2500 State Road 44, Oshkosh, WI 54904, and (ii) the rights to the trademarks set forth in Section 6.14 of the Disclosure Schedules.

Section 6.15            Girbau Corporate Name. Buyer will change the corporate name of the Company by eliminating references to “Girbau” no later than the three (3) year anniversary of the Closing Date. Until Buyer eliminates references to “Girbau” as required by the immediately preceding sentence, and without prejudice to the additional obligations under the Ancillary Agreements, the Company and its Subsidiaries will not sell products from competing manufacturers other than the manufacturers the Company markets as of the Closing Date, without Seller’s prior written consent, which such consent shall not be unreasonably withheld.

Section 6.16            Continental Name. Seller will change or cause the change of the corporate name of any Affiliate or licensee (including any sublicensee) that has the name “Continental” in its corporate name by eliminating references to “Continental” no later than the third (3rd) Business Day following the Closing Date.  Seller shall not, and shall cause its Affiliates (other than the Company and its Subsidiaries) thereafter not to, use the word “Continental” in any way whatsoever in connection with their businesses, including, without limitation, their products, services, domain names, websites, other Intellectual Property, advertising or other marketing or promotional materials. Seller agrees that Buyer and its Affiliates are the only Persons that are permitted to use the name “Continental Girbau” or “Continental” subject to the terms and conditions of the License Agreement for the purpose of private labeled products.

Section 6.17            Systems and Data. At Closing, Seller will grant Buyer access to Seller’s systems and data for a period of twenty-four months following the Closing Date (or such shorter period of time that Buyer reasonably determines that the Company Data has been migrated from the Seller’s systems to the Buyer’s systems) (the “Transition Period”) in order for Buyer to achieve the separation from Seller’s information technology systems and the migration of Company Data from the Seller’s systems to Buyer’s systems; provided that if Buyer reasonably determines that the Company Data has not been migrated from the Seller’s systems to the Buyer’s at the end of such twenty-four month period, the Transition Period shall be extended on a month to month basis until Buyer reasonably determines that the Company Data has been migrated from Seller’s systems to Buyer’s systems. During the Transition Period, (i) any configuration, development and/or system changes to Salesforce environment must be mutually agreed upon by both Seller and Buyer prior to deployment in production environments, to ensure such changes do not adversely impact operations; (ii) all changes to licenses within Seller’s Salesforce environment that may impact operations of the Company must be approved by Buyer; and (iii) Seller will cooperate with Buyer’s reasonable requests regarding any changes to user licenses. The separation and migration process will be carried out entirely by Buyer under its own direction and, subject to the immediately following sentence, resources with the cooperation of Seller where needed and as requested by Buyer but without Seller assuming any liability in connection with any of such tasks. Seller will pay the associated cost up to the Salesforce Development Cost which will be deducted from the Purchase Price at Closing as set forth in Section 2.2(a)(viii) and any cost in excess of the Salesforce Development Cost shall be entirely assumed by Buyer. Seller shall ensure all necessary licenses are maintained and fees are paid with respect Seller’s Microsoft 365 tenant, Salesforce environment and any third party applications, managed by Seller, that the Company utilized prior to Closing until completion of the migration of all Company Data to Buyer’s systems; provided that Buyer shall reimburse Seller for all user license fees associated solely with the Company with respect to Seller’s Salesforce environment until the date in which user licenses are obtained by Buyer for Buyer’s Salesforce environment, at which time, Buyer will be solely responsible for all user license fees for its Salesforce environment. For the avoidance of doubt, in no event will Buyer be responsible for user license fees associated solely with the Company with respect to Seller’s Salesforce environment concurrently with user license fees associated with the Company’s Buyer’s Salesforce environment. Seller shall maintain an effective information security program and technical, administrative, and organization safeguards: (i) to ensure the security, integrity and confidentiality of Company Data; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Company Data; and (iii) to protect against unauthorized access to or use of Company Data. Seller shall store, collect, process, disclose, and otherwise use all Company Data in compliance with all applicable Laws, including all applicable data privacy and security Laws. After Closing, Seller shall not in any manner use or disclose Company Data except for the sole benefit of Buyer in connection with the obligations and services under this Section 6.17. Upon expiration of the Transition Period, Seller shall destroy or delete all Company Data from Seller’s hardware, software, and other information technology systems and infrastructure, including without limitation the Seller’s Microsoft 365 tenant environment and Salesforce environment, and provide Buyer written certification thereof.

Section 6.18            Group Level Agreements. Buyer acknowledges that the agreements of the Company and/or its Subsidiaries set forth in Section 6.18 of the Disclosure Schedules have been executed by Seller directly at a group level. As a result of the Transaction, such agreements shall, subject to their own terms and conditions, be assigned to the Company or its Subsidiaries with respect to the Business or, if such assignment is not possible by the Closing, have their scope limited to the Business of Seller solely, all in accordance with the terms of the Master Distribution Agreement – Commercial.

Section 6.19            Tail Insurance. Prior to the Closing, the Company shall have obtained and paid for an extended reporting period also referred to as tail or runoff coverage under the directors’ and officers’ liability, Employment Practices Liability, Fiduciary Liability insurance policy Cybersecurity insurance policy by purchasing a “tail” policy with respect thereto for no less than six (6) years after the Closing Date in a form reasonably acceptable to Buyer, including with respect to coverage amounts and Persons covered. Seller shall have provided a copy of such tail or runoff coverage to Buyer prior to Closing. From and after the Closing, Buyer shall (and/or shall cause the Company or its Subsidiaries or its other subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.22, and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. The cost of such tail policy shall constitute a Transaction Expense.

Section 6.20            Company Employees. It is Buyer intention to retain all of the Company’s employees immediately following the Closing. Should a dismissal of an employee take place following the Closing, Buyer agrees to assume, in its condition of sole shareholder of the Company, all costs and expenses arising thereto and not to claim any liability or Losses against Seller for such dismissal(s), if any. Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period following the Closing, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.21            Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE VII
TAX MATTERS

Section 7.1               Tax Covenants.

(a)                Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, change an annual accounting period, adopt or change any accounting method, amend any Tax Return or take any position on any Tax Return, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment take any action, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment. Seller agree that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, the Company’s Subsidiaries, their Affiliates or any of their respective representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)                All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.2               Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date none of the Company, any of its Subsidiaries Seller or any of their respective Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.3               Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Affiliate and Representative of Buyer and hold them harmless from and against (a) any Losses attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.16; (b) any Losses attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII; (c) all Taxes of the Company, any of its Subsidiaries or relating to the Business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessors of the Company ) are or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided, however, that in the case of clauses (i), (ii), and (iii) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustments to Purchase Price set forth in Section 2.3. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 7.3 within fifteen (15) business days after payment of such Taxes by Buyer or the Company. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company and its Subsidiaries that are the responsibility of Seller pursuant to this ARTICLE VII.

Section 7.4               Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends on or after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of property Taxes, ad valorem Taxes or other Taxes based on the value of property, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the Straddle Period; and

(b)                in the case of all other Taxes, shall be determined based on an interim closing of the books as of the close of business on the day immediately preceding the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries hold a beneficial interest shall be deemed to terminate at such time.

Section 7.5               Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE V11 or in connection with any audit, litigation or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of its Subsidiaries or any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

Section 7.6               Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.7               Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 7.8               Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1               General Conditions. The respective obligations of Buyer, Seller and the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion; provided, that such waiver shall only be effective as to the obligations of such party:

(a)                No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

Section 8.2               Conditions to Obligations of Seller. The obligations of Seller and the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)                Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. Seller shall have received from Buyer a certificate of the Chief Executive Officer of Buyer to the effect set forth in the preceding sentences.

(b)                Closing Deliverables. Seller shall have received the deliveries set forth in Section 2.6(b)(ii) hereof.

Section 8.3               Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)                Representations, Warranties and Covenants. The representations and warranties of Seller and the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. Each of Seller and the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                Closing Deliverables. Buyer shall have received the deliveries set forth in Section 2.6(c)(iii) hereof.

ARTICLE IX
INDEMNIFICATION

Section 9.1               Survival. The representations and warranties of Seller, the Company and Buyer contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the

Closing Date; provided, however, that the representations and warranties set forth in Section 3.1 (Authority), Section 3.3 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.21 (Brokers), Section 4.29 (Installation Costs), Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.3 (Brokers) (Sections 3.1, 3.3, 4.1, 4.2, 4.4, 4.5, 4.21, 4.29, 5.1, 5.2 and 5.3 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, misrepresentation or intentional breach, shall survive the Closing until the expiration of the applicable statute of limitations. The Special Indemnity and covenants and agreements of the parties hereunder shall survive the Closing indefinitely or for the period explicitly specified therein and the period during which a claim for indemnification may be asserted in connection therewith shall continue in effect and expire in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.2               Indemnification by Seller. Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing but excluding loss of profit and punitive damages except to the extent punitive damages are actually awarded to a Governmental Authority or other third party) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any inaccuracy in or breach of any representation or warranty made by Seller and/or the Company ARTICLE III and ARTICLE IV of this Agreement;

(b)                any breach or non-fulfillment of any covenant or agreement by Seller and the Company in this Agreement;

(c)                any Indebtedness or Transaction Expenses of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Cash Payment pursuant to Section 2.2(a); and

(d)                the claims and Actions set forth on Section 9.2(d) of the Disclosure Schedules, and any claims or Actions including any warranty or product liability claims or Actions, arising out of, based upon or relating to the Business or the Company for the periods prior to the Closing Date, whether or not incurred prior to the Closing Date (the “Special Indemnity”).

Section 9.3               Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless Seller and their respective Affiliates and Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                any inaccuracy in or breach of any representation or warranty made by Buyer in ARTICLE V of this Agreement; and

(b)                any breach or non-fulfillment of any covenant or agreement by Buyer in this Agreement.

Section 9.4               Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)                Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (3) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company if in the reasonable judgment of Indemnified Party (which may be asserted at any time) the Indemnifying Party's defense of such Third-Party Claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party’s (or the Company’s) existing or prospective relationship with such supplier or customer, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.4(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 9.4(b)) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.4(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 9.5               Tax Matters. Anything in this ARTICLE IX (except for the specific reference to Tax matters in Section 9.1) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by ARTICLE VII.

Section 9.6               Disclosure and Buyer’s Knowledge. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the Shares, the Company and its Subsidiaries and the Business and that, as part of such review and analysis, it has had the opportunity to conduct a commercial, accounting, financial, tax, employment, technical and legal due diligence exercise with reputable advisers, to hold interviews with Seller and the directors and managers of the Company and its Subsidiaries and to raise such questions as it and its advisers have considered appropriate. In deciding to enter into this Agreement and the other Ancillary Agreements and to purchase and acquire the Shares on the Closing Date pursuant to the terms and subject to the conditions hereof, Buyer has relied on its own analysis, evaluation and professional advice concerning the Shares, the Group and the Business. As a result thereof, Seller shall not be liable to Buyer under this Agreement in respect of any Losses to the extent that the relevant fact, circumstance or omission which is the subject matter of such claim was Disclosed as at the date of this Agreement in the Disclosed Information or (b) was actually known as at the date of this Agreement by Buyer, any of Buyer’s Affiliates or their officers, directors, managers, representatives or advisors (“Buyer’s Knowledge”).

Section 9.7               Limitations on Indemnification. Neither Seller nor Buyer shall be obligated to indemnify or hold harmless the other in respect of any Losses suffered, incurred or sustained by such party under Section 9.2(a) or Section 9.3(a), as applicable, until such Losses, excluding the payment of the Purchase Price, equal or exceed Six Hundred Fifty Three Thousand Two Hundred Fifty Dollars ($653,250) in the aggregate (the “Threshold”) (at which point such party will be obligated to indemnify the other for the amount of such Losses from the first dollar) and neither Seller nor Buyer shall be obligated to indemnify the other for the amount of any Losses as a result of any breach or breaches under Section 9.2(a) or Section 9.3(a), as applicable, in excess of Six Million Five Hundred Thirty Two Thousand Five Hundred Dollars ($6,532,500) (the “Cap”); provided, however, that the Threshold and Cap shall not apply to any Losses resulting from (i) fraud on the part of such party, or (ii) any breach of or inaccuracy in any of the Fundamental Representations; provided further, however, that nothing in this Section 9.6 shall limit the obligation of Seller to indemnify Buyer with respect to the items set forth in Section 9.2(b), Section 9.2(c) and Section 9.2(d) or the obligation of Buyer to indemnify Seller with respect to the items set forth in Section 9.3(b). Notwithstanding the foregoing, the maximum liability of Seller or Buyer, as applicable, for the payment of Losses shall not exceed the Purchase Price.

Section 9.8               Tax Treatment of Indemnification Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

Section 9.9               Exclusive Remedies. Subject to Section 2.3 (which shall govern any Closing Working Capital disputes in accordance with the dispute mechanism set forth therein), the remedies provided in this ARTICLE IX shall be the sole and exclusive remedies of the parties hereto and their heirs, successors and assigns after the Closing with respect to this Agreement and the Transactions including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein, except in the case of fraud, willful misconduct or intentional misrepresentation, in which case the aggrieved party shall have all rights and remedies available under this Agreement and available under Law against the other party, and the limitations contained in this ARTICLE IX shall not apply with respect to fraud, willful misconduct or intentional misrepresentation. After the Closing, subject to the foregoing, this ARTICLE IX will provide the exclusive remedy against Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the Transactions. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X

Section 10.1            Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a)                By the mutual written consent of Buyer and Seller;

(b)                By either Buyer or Seller, upon ten (10) days prior written notice to the other party, if the Closing shall not have occurred on or before May 31, 2025; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c)                Before Closing, by either Buyer or Seller if any Governmental Entity shall have issued an Order which is in effect making the Transactions illegal or otherwise prohibiting consummation of the Transactions

Section 10.2            Effect of Termination. Upon termination of this Agreement pursuant Section 10.1, all of the obligations of the parties shall terminate except those under Section 11.1, Section 11.8, and Section 11.9; provided, however, that (i) no such termination shall relieve any party of any liability to the other party by reason of any breach of or default under this Agreement, and (ii) the parties shall not publicly disclose, and the parties shall cause their Affiliates and Representatives not to publicly disclose, the proposed terms and conditions set forth herein or any non-public information regarding the other party, except as may be required by Law.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1            Fees and Expenses. All fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the Transactions are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 11.2            Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3            Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, provided that a copy of such e-mail notice is also delivered in compliance with clauses (a) or (b) above within two (2) business days after such e-mail transmission. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

(i)                 if to Seller or the Company (before the Closing Date)

Girbau, S.A.
Carretera de Manlleu
08500 Vic (Barcelona) Spain
Email: mgirbau@girbau.com
Telephone No.: +34 937 027 000
Attn.: Mrs. Mercè Girbau

with a copy (which shall not constitute notice) to:

Uría Menéndez

Av. Diagonal, 514

08006 Barcelona

Spain

Email: jose.soria@uria.com
Telephone No.: +34 934 165 146
Attn: José Soria Sorjús

if to Buyer or the Company (after the Closing Date), to:

EVI Industries, Inc.

4500 Biscayne Boulevard
Suite 340

Miami, Florida 33137

Email: hnahmad@evi-ind.com

Telephone No.: (305) 402-9300

Attn.: Mr. Henry M. Nahmad

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
875 Third Avenue
New York, NY 10022
Email: joseph.walsh@troutman.com
Telephone No.: (212) 704-6030
Attn.: Joseph Walsh, Esq.

Section 11.5            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 11.6            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the confidentiality agreement executed between the parties constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7            No Third-Party Beneficiaries. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.8            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Florida. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.9            Submission to Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Eleventh Judicial District of Florida and the courts of the State of Florida located in Miami-Dade County in connection with any Action arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions, waives any objection to venue in the Eleventh Judicial District of Florida and the courts of the State of Florida located in Miami-Dade County, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 11.4.

Section 11.10        Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.11        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.12        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.13        No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.14        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

EVI INDUSTRIES, INC.

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer
COMPANY

GIRBAU NORTH AMERICA LLC

By:	/s/ Michael T. Floyd
Name: Michael T. Floyd
Title: President
SELLER

GIRBAU S.A.

By:	/s/ Mercè Girbau
Name: Mercè Girbau
Title: Chair and Chief Executive Officer